EXHIBIT 99

NEWS BULLETIN


FOR FURTHER INFORMATION:

         POINT.360
         2777 NORTH ONTARIO STREET
         BURBANK, CA 91504
         Nasdaq:  PTSX

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1443

FOR IMMEDIATE RELEASE - BURBANK, CA, August 11, 2005

    POINT.360 ANNOUNCES SECOND QUARTER SALES OF $15.9 MILLION.
    o  Sales for the second quarter of 2005 increased 14% over 2004.

Point.360 (Nasdaq: PTSX), a leading provider of integrated media management services, today announced results for the three- and six-month periods ended June 30, 2005.

Haig S. Bagerdjian, the Company's Chairman, President and Chief Executive Officer, said: "The sales increases in the second quarter and first half of 2005 reflect the addition of IVC and some market successes of our new sales team. These positive factors were somewhat offset by changes in customer ordering activity. In the third quarter, we are beginning to see a greater return on the significant investment made in our sales force. We expect results for the second half of 2005 to be better due to the benefits of new customer relationships."

REVENUES

Revenue for the second quarter ended June 30, 2005, totaled $15.9 million compared to $13.9 million in the same quarter of 2004. Revenues for the six months ended June 30, 2005 were $33.1 million, up 13% from $29.4 million in the 2004 period. Revenues of $3.1 million in the 2005 second quarter resulted from the inclusion of International Video Conversions, Inc., which was acquired on July 1, 2004. Without IVC, second quarter 2005 sales declined $1.1 million to $12.8 million from the same period last year. Without IVC, revenues in the first six months declined $2.1 million to $27.3 million from the 2004 same period.

GROSS MARGIN

In the second quarter of 2005, gross margin on sales was 33% compared to 35% in the prior year's second quarter.

For the first half of 2005, gross margin was 33% of sales compared to 36% the 2004 period. The Company achieved $11 million of gross profit in 2005 compared to $10.5 million in 2004. The decline in gross margins was due to an increase in delivery costs and a shift in the business mix between post-production and spot advertising distribution.

SELLING, GENERAL AND ADMINISTRATIVE AND OTHER EXPENSES

For the second quarter of 2005, SG&A expenses were $5.4 million, or 34% of sales, compared to $4.6 million, or 33% of sales in the second quarter of 2004. For the first six months of 2005, SG&A was 33% of sales as compared to 31% in 2004. In the six-month periods presented below, the write-off of deferred acquisition and settlement costs related to the termination of a potential acquisition has been set forth separately.

Interest expense increased $0.2 million in the second quarter and $0.3 million for the first half of 2005 compared to the same periods of last year because of higher debt levels due to the purchase of IVC and real property in the third quarter of 2004 and higher rates on variable interest debt.

OPERATING INCOME (LOSS) (A)

An operating loss of $0.1 million was incurred in the second quarter of 2005, a decline of $0.4 million from last year's second quarter. For the first six months of 2005, operating income decreased to $0.3 million from $1.3 million in 2004.

NET INCOME (LOSS) (A)

For the second quarter of 2005, the Company reported net loss of $0.3 million ($0.03 per share) compared to a net profit of $0.1 million ($0.01 per share) in the same period last year.

For first half of 2005, the Company reported a net loss of $0.2 million ($0.02 per diluted share) compared to net income of $0.6 million ($0.06 per diluted share) last year. Income tax benefit in 2005 was $0.1 million (a 41% effective rate);  in 2004 the  Company's  tax  expense was $0.4  million (a 41%  effective rate).

EBITDA BEFORE SPECIAL CHARGES (A)

In the second quarter, the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) was $1.4 million (9% of sales) compared to $1.6 million (12% of sales) in the 2004 period. For the first half of 2005, the Company's EBITDA was $3.4 million (10% of sales) compared to $4.0 million (14% of sales) in 2004.

The following table reconciles the Company's EBITDA to net income, which is the most directly comparable financial measure under Generally Accepted Accounting Principles ("GAAP").

                    COMPUTATION OF EBITDA (IN THOUSANDS) (A)

                         THREE MONTHS ENDED               SIX MONTHS ENDED
                         ------------------              ------------------
                              JUNE 30,                        JUNE 30,
                      -----------------------         ------------------------
                        2004            2005            2004            2005
                        ----            ----            ----            ----
(in thousands)
Net income            $   73          $ (268)         $  567          $ (199)
  Interest               111             314             334             621
  Income taxes            51            (179)            394            (134)
  Depreciation         1,354           1,579           2,744           3,144
                      ------          ------          ------          -------
EBITDA                $1,589          $1,446          $4,039          $3,432
                      ======          ======          ======          ======


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (A)

The table below summarizes pro forma results for the three- and six-month periods ended June 30, 2004 and 2005, without the effects of IVC's contribution in 2005. IVC was purchased on July 1, 2004 (in thousands except per share amounts):

                                                                   QUARTER ENDED
                                ----------------------------------------------------------------------------------
                                            JUNE 30, 2004                             JUNE 30, 2005
                                -------------------------------------     ----------------------------------------
                                   PRO FORMA       (1)         GAAP          PRO FORMA       (1)          GAAP
                                   ---------       ---         ----          ---------       ---          ----
Revenues                           $ 13,913     $      -     $ 13,913        $ 12,769     $  3,121     $ 15,890
Cost of goods sold                   (9,110)           -       (9,110)         (8,646)      (1,982)     (10,628)
                                   --------     --------     --------        --------     --------     --------
Gross profit                          4,803            -        4,803           4,123        1,139        5,262
Selling, general and
  administrative expense             (4,568)           -       (4,568)         (4,733)        (662)      (5,395)
                                   --------     --------     --------        --------     --------     --------
Operating income (loss)                 235            -          235            (610)         477         (133)
Interest expense, net                  (111)                     (111)           (254)         (60)        (314)
                                   --------     --------     --------        --------     --------     --------
Income (loss) before
  income taxes                          124            -          124            (864)         417         (447)
(Provision for) benefit
  from income taxes                     (51)           -          (51)            350         (171)         179
                                   --------     --------     --------        --------     --------     --------
Net income (loss)                  $     73     $      -     $     73        $   (514)    $    246     $   (268)
                                   ========     ========     ========        ========     ========     ========
Earnings (loss)  per share:
  Basic:                           $   0.01     $      -     $   0.01        $  (0.05)    $   0.02     $  (0.03)
  Diluted:                         $   0.01     $      -     $   0.01        $  (0.05)    $   0.02     $  (0.03)
Weighted average shares
  outstanding - diluted               9,669        9,669        9,669           9,810        9,810        9,810
                                   ========     ========     ========        ========     ========     ========

                                                                  SIX MONTHS ENDED
                                ----------------------------------------------------------------------------------
                                            JUNE 30, 2004                             JUNE 30, 2005
                                -------------------------------------     ----------------------------------------
                                   PRO FORMA       (1)         GAAP          PRO FORMA       (1)          GAAP
                                   ---------       ---         ----          ---------       ---          ----
Revenues                           $ 29,382     $      -     $ 29,382        $ 27,283     $  5,790     $ 33,073
Cost of goods sold                  (18,929)           -      (18,929)        (18,123)      (3,907)     (22,030)
                                   --------     --------     --------        --------     --------     --------
Gross profit                         10,453            -       10,453           9,160        1,883       11,043
Selling, general and
  administrative expense             (9,164)           -       (9,164)         (9,449)      (1,306)     (10,755)
                                   --------     --------     --------        --------     --------     --------
Operating income (loss)               1,289            -        1,289            (289)         577          288
Interest expense, net                  (329)           -         (329)           (504)        (117)        (621)
                                   --------     --------     --------        --------     --------     --------
Income (loss) before
  income taxes                          960            -          960            (793)         460         (333)
(Provision for) benefit
  from income taxes                    (393)           -         (393)            323         (189)         134
                                   --------     --------     --------        --------     --------     --------
Net income (loss)                  $    567     $      -     $    567        $   (470)    $    271     $   (199)
                                   ========     ========     ========        ========     ========     ========
Earnings (loss) per share:
  Basic:                           $   0.06     $      -     $   0.06        $  (0.05)    $   0.03     $  (0.02)
  Diluted:                         $   0.06     $      -     $   0.06        $  (0.05)    $   0.03     $  (0.02)
Weighted average shares
  outstanding - diluted               9,779        9,779        9,779           9,850        9,850        9,850
                                   ========     ========     ========        ========     ========     ========

(1) Contribution of IVC.
--------------------------------

(A) The consolidated statements of income, the measurements of operating income and net income before the effect of the IVC acquisition, and EBITDA do not represent the results of operations or cash generated from operating activities in accordance with generally accepted accounting principles (GAAP), are not to be considered as an alternative to the statements of income, operating income, net income or any other GAAP measurements as a measure of operating performance and are not necessarily indicative of cash available to fund all cash needs. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide useful information to investors because they illustrate the effect of acquisitions and/or are measures of the Company's operations and cash flow available to the Company to pay interest, repay debt, make acquisitions or invest in new technologies. The Company is currently committed to use a portion of its cash flows to service existing debt and, furthermore, anticipates making certain capital expenditures as part of its business plan.


About Point.360

Point.360 is one of the largest providers of high definition and standard definition digital mastering, data conversion and video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios, advertising agencies and corporations.

Forward-looking Statements

Certain statements in Point.360 press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company's projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company's management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top-level management changes and (f) general economic and political conditions that adversely impact the Company's customers' willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.